Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement, (the “Agreement”) is made as of the 12th day of October, 2026, between Selective Insurance Company of America, a New Jersey corporation with a mailing address of 40 Wantage Avenue, Branchville, New Jersey 07890 (the “Company”) and Jacob E. Rothfuss, an individual residing at [Address Intentionally Omitted] (the “Executive”).
SECTION 1.    Definitions.
1.1.          Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Agreement” has the meaning given to such term in the Preamble hereto.
“Beneficiary” means any person, persons or entity (including, without limitation, a trust) last designated by the Executive on a form supplied by the Company to receive benefits payable in the event of the death of the Executive. If no such designation is in effect at the time of death of the Executive, or if no person, persons, or entity so designated shall survive the Executive, the Beneficiary shall be deemed to be the Executive’s surviving spouse, if any; otherwise, the Beneficiary shall be the estate of the Executive.
“Board” means the Board of Directors of the Company’s Parent.
“Cause” means any one or more of the following:
(i)The Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony under, or within the meaning of, applicable United States federal or state law;

(ii)The Executive shall have breached in any respect any one or more of the material provisions of this Agreement, including, without limitation, any failure to comply with the Code of Conduct and, to the extent such breach may be cured, such breach shall have continued for a period of thirty (30) days after written notice by the Company’s Chief Executive Officer to the Executive specifying such breach;

(iii)The Executive shall have engaged in acts of insubordination, gross negligence, or willful misconduct in the performance of the Executive’s duties and obligations to the Company, or

For purposes of clauses (ii) and (iii) of this definition of “Cause,” no act, or failure to act, on the part of the Executive shall be considered grounds for “Cause” under such clauses if such act, or such failure to act, was done or omitted to be done based upon the authority of, or the express direction given by, the Chief Executive Officer, or based upon the advice of counsel for the Company.
“Change in Control” means the occurrence of an event of a nature that would be required to be reported by the Company’s Parent in response to Item 5.01 of a Current Report on Form 8-K, as in effect on the date thereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:

(i)The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty-five percent (25%) or more of any class of Voting Securities of the Company’s Parent;

(ii)The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of Voting Securities of the Company’s Parent, if the Board adopts a resolution that such acquisition constitutes a Change in Control;

(iii)The sale or disposition of all or substantially all of the Company’s Parent’s assets, defined as more than seventy-five percent (75%), on a consolidated basis, as shown in the Company’s Parent’s then most recent audited consolidated balance sheet;

(iv)The reorganization, recapitalization, merger, consolidation or other business combination involving the Company’s Parent the result of which is the ownership by the shareholders of the Company’s Parent of less than eighty percent (80%) of those Voting Securities of the resulting or acquiring Person having the power to vote in the elections of the board of directors of such Person; or

(v)A change in the membership in the Board which, taken in conjunction with any other prior or concurrent changes, results in fifty percent (50%) or more of the Board’s membership being persons not nominated by the Company’s Parent’s management or the Board as set forth in the Company’s Parent’s then most recent proxy statement, excluding changes resulting from substitutions by the Board because of retirement or death of a director or directors, removal of a director or directors by the Board or resignation of a director or directors due to demonstrated disability or incapacity.
Anything in this definition of Change in Control to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, Voting Securities of the Company’s Parent.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Code of Conduct” has the meaning given to such term in Section 2.3(a) hereof.
“Commencement Date” has the meaning given to such term in Section 2.2 hereof.

“Company” has the meaning given to such term in the Preamble hereto and includes any Person who shall succeed to or assume the obligations of the Company hereunder pursuant to Section 5.6 hereof.
“Company’s Parent” means Selective Insurance Group, Inc., a publicly traded New Jersey corporation with a principal office at 103 John F. Kennedy Parkway, Short Hills, New Jersey, 07078.
“Disability” shall mean: (i) a long-term disability entitling the Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (ii) if no such plan is then in effect or the plan does not apply to the Executive, the inability of the Executive, as determined by the Board or its designee, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of the Executive or his personal representative, a determination by the Board or its designee that the Disability of the Executive has occurred shall be certified by two physicians mutually agreed upon by the Executive, or his personal representative, and the Company. Without such independent certification (if so requested by the Executive), the Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.
“Early Termination” has the meaning given to such term in Section 3.2 hereof.
“Executive” has the meaning given to such term in the Preamble hereto.
“Good Reason” means the occurrence of any one or more of the following conditions; provided, however, that no such condition shall be deemed to constitute “Good Reason” unless the Executive provides notice of such condition to the Company within ninety (90) days of its initial existence, and the Company shall have failed to remedy the condition within thirty (30) days of its receipt of such notice:
(i)Any material diminution in the Executive’s Salary below the annualized rate in effect on the date on which a Change in Control shall have occurred, unless such reduction is implemented for the senior executive staff generally, provided, however, that such reduction shall constitute Good Reason even if implemented for senior executive staff generally if such reduction occurs within two years after a Change in Control;

(ii)Any material negative change in the aggregate benefits the Executive receives, other than as a result of the normal expiration of any Plan as to other eligible employees in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or unless such change affects all participants of such Plan generally;

(iii)Without the Executive’s express prior written consent, a material diminution of the Executive’s position, duties, responsibilities, and status with the Company immediately prior to a Change in Control, or any material diminution in the Executive’s responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any material negative change in the Executive’s titles or office as in effect immediately prior to a Change in Control, except in connection with the termination of the Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death, or by his termination of his employment other than for Good Reason;

(iv)Without the Executive’s express prior written consent, the Company’s imposition of a requirement within two (2) years after a Change in Control that the Executive be based at any location that increases the Executive’s regular commute by fifty (50) miles or more as compared with the date preceding the Change in Control.

(v)The failure by the Company’s Parent to obtain from any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets, the agreement of such Person as set forth in the proviso in Section 5.6 hereof; provided that such merger, consolidation or sale constitutes a Change in Control; or

(vi)Within two years after a Change in Control shall have occurred, any action or inaction that constitutes a material breach by the Company of any of the terms and conditions of this Agreement.
“Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and, (iii) specify the date of termination in accordance with this Agreement (other than for a termination for Cause).
“Person” means an individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.
“Plans” has the meaning given to such term in Section 2.4(g) hereof.
“Rabbi Trust” has the meaning given to such term in Section 3.4(d) hereof.
“Release” has the meaning given to such term in Section 3.5 hereof.
“Restrictive Covenants” has the meaning given to such term in Section 3.5 hereof.
“Retirement” means a termination of the Executive’s employment by the Company or the Executive (i) at such age as shall be established by the Company’s Board for mandatory or normal retirement of Company executives in general (which age shall be, if the determination of Retirement is made after the occurrence of a Change in Control, the age established by the Company’s Board prior to a Change in Control), which shall not be less than age 65, or (ii) at any other retirement age set by mutual agreement of the Company and the Executive and approved by the Company’s Board.
“Salary” has the meaning given to such term in Section 2.5(a) hereof.
“Section 409A” means Section 409A of the Code and the regulations of the Treasury and other applicable guidance promulgated thereunder.
“Section 409A Tax” has the meaning given to such term in Section 3.6 hereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Term” has the meaning given to such term in Section 2.2 hereof.
“Termination Date” means the date of the Executive’s termination of employment with the Company and its affiliates. If the Executive’s employment is to be terminated by the Company for Disability, the Executive’s employment shall terminate thirty (30) days after a Notice of Termination is given, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period.
“Triggering Event” has the meaning given to such term in Section 3.4(d) hereof.
“Trustee” has the meaning given to such term in Section 3.4(d) hereof.
“Voting Securities” means, with respect to a specified Person, any security of such Person that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of such Person would have a right to vote.
1.2.        Terms Generally. Unless the context of this Agreement requires otherwise, words importing the singular number shall include the plural and vice versa, and any pronoun shall include the corresponding masculine, feminine, and neuter forms.
1.3.        Cross-References. Unless otherwise specified, references in this Agreement to any Paragraph or Section are references to such Paragraph or Section of this Agreement.
SECTION 2.   Employment and Compensation. The following terms and conditions will govern the Executive’s employment with the Company throughout the Term.
2.1.         Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth herein.
2.2.    Term. The term of employment of the Executive under this Agreement shall commence on the date on which the Executive commences employment with the Company (the “Commencement Date”), which the parties anticipate will occur on or about [April ●], 2027, following the Executive’s satisfaction of his notice obligations to his current employer as provided in Section 5.4 hereof, and, subject to Section 3.1 hereof, shall terminate on the third anniversary of the Commencement Date, and shall automatically be extended for additional one (1) year periods thereafter (any such renewal periods, together with the initial period, being referred to as the “Term”) unless either party gives the other party written notice of non-renewal at least ninety (90) then-current Term.
2.3.    Duties. (a) The Executive agrees to serve as [Executive Vice President and] President, Standard Lines of the Company, and the Company’s Parent during the Term, reporting to the Company’s Chief Executive Officer. In such capacities, the Executive shall have the responsibilities and duties customary for such offices and such other executive responsibilities and duties as are assigned by the Company’s Chief Executive Officer that are consistent with the Executive’s positions. The Executive agrees to devote substantially all his business time, attention, and services to the business and affairs of the Company, the Company’s Parent, and their affiliates and to perform his duties to the best of his ability. At all times during the performance of this Agreement, the Executive will adhere to the Code of Conduct of the Company’s Parent’s (the “Code of Conduct”) that has been or may hereafter be established and communicated by the Company’s Parent and the Company to the Executive for the conduct of the position or positions held by the Executive. The Executive may not accept directorships on the board of directors of for-profit corporations without the prior written consent of the Chief Executive Officer. The Company acknowledges that the Executive currently serves on the board of directors of Freestone Insurance Group; the Executive’s continued service on such board following the Commencement Date shall require the prior written consent of the Chief Executive Officer, which may be conditioned on such limitations as the Chief Executive Officer determines appropriate to address potential conflicts of interest and time commitments. The Executive may accept directorships on the board of directors of not-for-profit corporations without the Chief Executive Officer’s prior written consent so long as (i) such directorships do not interfere with the Executive’s ability to carry out his responsibilities under this Agreement, and (ii) the Executive promptly notifies the Chief Executive Officer in writing of the fact that he has accepted such a non-profit directorship.
(b)          If either party gives notice of non-renewal pursuant to Section 2.2, the Executive shall continue to be employed under this Agreement only until the expiration of the then-current Term (unless earlier terminated pursuant to Section 3.1 hereof), shall cooperate fully with the Chief Executive Officer and shall perform such duties not inconsistent with the provisions hereof as he shall be assigned by the Chief Executive Officer.
2.4.          Office Location and Commuting Expense. Executive acknowledges and agrees that his office location shall be at the Company’s offices in Short Hills, New Jersey, where he shall maintain a regular in-office presence consistent with the Company’s work policies. Executive shall be responsible for all commuting expenses to the offices in Short Hills.
2.5    Compensation.
(a)      Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary during the Term at a rate of not less than Seven Hundred Thousand Dollars ($700,000) per year, which may be increased but not decreased unless decreased for the senior executive staff generally (the “Salary”), payable in installments in accordance with the Company’s policy from time to time in effect for payment of salary to executives. The Salary shall be reviewed no less than annually by the Chief Executive Officer and nothing contained herein shall prevent the Board from at any time increasing the Salary or other benefits herein provided to be paid or provided to the Executive or from providing additional or contingent benefits to the Executive as it deems appropriate.
(b)    Annual Cash Incentive. The Executive will also be eligible to participate in the Annual Cash Incentive Program (the “ACIP”), under the Selective Insurance Group, Inc. Cash Incentive Plan (the “Cash Plan”). The ACIP will provide the Executive with the opportunity to earn an annual cash incentive award based on the Executive’s individual performance and the achievement of annual Company targets. The Executive’s target annual cash incentive opportunity is one hundred twenty-five percent (125%) of the Executive’s annual base pay, and the current payment range of the annual cash incentive for employees at the Executive’s grade level is 0% to 250% of the Executive’s annual base pay. Annual cash incentive awards will be based on the ACIP design then in effect, the Executive’s individual performance and the

Company’s or the Company’s Parent’s corporate ACIP performance criteria for the award period.
(c)    Sign-On Make Whole Bonus. A one-time sign-on bonus of Eight Hundred Fifty Thousand Dollars ($850,000) (less all applicable payroll withholding taxes), to make the Executive whole for the annual incentive award for the 2026 performance year that the Executive forfeits at his prior employer, payable on the Company’s first regular bi-weekly payroll date after the Commencement Date; provided, however, that such amount shall be reduced, dollar for dollar, by the amount of any annual incentive award for the 2026 performance year paid to the Executive by his prior employer or its affiliates. The Executive shall promptly notify the Company in writing of any such payment, and if any such payment is made after the Company pays the sign-on bonus, the Executive shall repay to the Company the amount of such payment (up to the amount of the sign-on bonus) within thirty (30) days of receipt. In consideration of this payment, Executive shall not be eligible for an ACIP payment in 2027 under Sections 3.3 or 3.4 for any 2026 performance. Executive agrees to reimburse the Company for this bonus on a prorated basis if he voluntarily terminates employment, or if his employment is terminated for Cause or a violation of the Code, within twenty-four (24) months of the bonus payment.
(d)    Make Whole Deferred Cash Bonus. A make whole deferred cash bonus of One Million Five Hundred Thousand Dollars ($1,500,000) (less all applicable payroll withholding taxes), in part to make the Executive whole for the cash retention award that the Executive forfeits at his prior employer, payable as follows: (i) Seven Hundred Fifty Thousand Dollars ($750,000) paid on the Company’s next regular payroll date after the first anniversary of the Commencement Date, and (ii) Seven Hundred Fifty Thousand Dollars ($750,000) paid on the Company’s next regular payroll date after the second anniversary of the Commencement Date, provided, in each case, that the Executive remains employed with the Company on the applicable payment date. In consideration of this payment, Executive shall not be eligible for an ACIP payment in 2027 under Sections 3.3 or 3.4 for any 2026 performance.
(e)    Long-Term Incentive Plan (“LTIP”). Provided the Executive remains employed with the Company, eligibility to participate annually in the Long-Term Incentive Plan administered under the Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (“Stock Plan”) and the Cash Plan, beginning with the 2027 LTIP award cycle. The Executive’s 2027 LTIP award will be granted at the time 2027 LTIP awards are granted to senior executives of the Company generally or, if later, as soon as practicable after the Commencement Date. LTIP awards are ordinarily granted in the first quarter of each year and generally consist of a combination of performance-based restricted stock units granted under the Stock Plan and performance-based cash incentive units granted under the Cash Plan. The grant of LTIP awards, if any, and their amount and terms will be determined by the Compensation and Human Resources Committee of the Board based on the LTIP eligibility criteria then in effect. The Executive’s 2027 LTIP award shall be in the amount of One Million Two Hundred Thousand Dollars ($1,200,000), which, solely for this award, shall be in time-based, non-performance-based Restricted Stock Units.
(f)    Make-Whole Long-Term Incentive Award. Effective the second business day following the release of the Company’s quarterly earnings results for the quarter immediately following the Commencement Date, the Executive will be granted a make-whole award having an aggregate monetized value on the date of grant of Two Million Dollars ($2,000,000), to make the Executive whole for equity awards and a cash retention award that the Executive forfeits at his prior employer. The make-whole award will be awarded and administered consistently with the Company’s practices for interim LTIP awards to new senior executives, with one hundred percent (100%) of its monetized value granted as time-based restricted stock units under the Stock Plan. The make-whole award will vest on the third anniversary of the grant date, subject to the Executive’s continued employment through the vesting date, and will otherwise be subject to the terms of the Stock Plan and the applicable award agreement.
(g)    Standard Benefits. During the Term, the Company shall permit the executive to participate in or receive the benefits under the Stock Plan, the Cash Plan, the Selective Insurance Retirement Savings Plan (the 401(k) Plan), the Selective Insurance Company of America Deferred Compensation Plan, and in any other incentive compensation, stock option, stock appreciation right, stock bonus, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other, program, policy, or arrangement of the Company intended to benefit similarly situated employees of the Company generally, if any, in accordance with the respective provisions thereof, from time to time in effect (collectively, the “Plans”).
(h)    Vacations and Reimbursements. During the Term, the Executive shall be entitled to vacation time off and reimbursements for ordinary and necessary business travel and entertainment expenses in accordance with the Company’s policies on such matters from time to time in effect. Executive will receive a total of twenty-five (25) days of paid time off each calendar year (prorated for the calendar year in which the Commencement Date occurs) until changed in accordance with the Company’s bank time policy.
(i)    Perquisites. During the Term, the Company shall provide the Executive with suitable offices, secretarial and other services, and other perquisites to which other executives of the Company generally are (or become) entitled, to the extent as are suitable to the character of the Executive’s position with the Company, subject to such specific limits on such perquisites as may from time to time be imposed by the Company’s Board and Chief Executive Officer.
(j)    Taxable Reimbursements and Perquisites. Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind perquisites or other benefits to the Executive, as specified under this Agreement, shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(k)    Compensation Recovery. The Executive acknowledges that, as an executive officer of the Company’s Parent, he will be subject to the Company’s Parent’s compensation recovery policy adopted pursuant to Section 10D of the Securities Exchange Act and the applicable listing standards of The Nasdaq Stock Market LLC, as in effect from time to time, and that incentive-based compensation paid or awarded to the Executive, including under this Agreement, shall be subject to recovery in accordance with such policy.

SECTION 3. Termination and Severance.
3.1    Termination. The Executive’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Term, except that the employment of the Executive hereunder shall earlier terminate:
(a)     Death. Upon the Executive’s death.
(b)    Disability. At the option of the Company, upon the Disability of the Executive.
(c)    For Cause. At the option of the Company, for Cause.
(d)    Resignation. At any time at the option of the Executive, by resignation (other than a resignation for Good Reason).
(e)    Without Cause. At any time at the option of the Company, without Cause, provided that a termination of the Executive’s employment hereunder by the Company based on Retirement, Death, or Disability shall not be deemed to be a termination without Cause.
(f)    Relocation. At the option of the Executive at any time prior to a Change in Control and within two years of the Company first imposing a requirement without the consent of the Executive that the Executive be based at any location that increases the Executive’s regular commute by fifty (50) miles or more.
(g)    For Good Reason. At any time at the option of the Executive for Good Reason, provided that such termination occurs (i) within two (2) years following the occurrence of a Change in Control, and (ii) within two (2) years following the initial existence of the condition constituting Good Reason.
3.2           Procedure For Termination. Any termination of the Executive’s employment by the Company or by the Executive prior to the expiration of the Term (an “Early Termination”) shall be communicated by delivery of a Notice of Termination to the other party hereto given in accordance with Section 5.12 hereof. Any Early Termination shall become effective as of the applicable Termination Date.
3.3          Rights and Remedies on Termination. The Executive will be entitled to receive the payments and benefits specified below if an Early Termination occurs.
(a)          Accrued Salary. If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive his accrued and unpaid Salary through the Termination Date.
(b)    Severance Payments.
(i)             If the Executive’s employment is terminated pursuant to Paragraphs (a) or (b) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the sum of the Executive’s Salary plus an amount (if any) equal to the average of the three (or fewer) most recent annual ACIP payments (each an “ACIP”), if any, made to the Executive; provided that each payment of any such severance payment shall be reduced, on a pro-rata basis, by the amount of any payments the Executive receives under any life or disability insurance policies with respect to which the premiums were paid by the Company.
(ii)            If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount (if any) equal to the average of the three (or fewer) most recent ACIP payments (if any) made to the Executive.
(iii)          The severance payment required to be paid by the Company to the Executive pursuant to Paragraph (b)(i) or (b)(ii) above, shall, subject to Section 3.6, be paid in equal monthly installments over the twelve (12) month period following the Termination Date; provided, however, that the first such installment shall be made upon the sixtieth (60th) day following the Termination Date, and shall include all amounts that would have been paid between the Termination Date and such date.
Notwithstanding the foregoing, the Executive shall not be entitled to any ACIP for the year in which the Termination Date occurs.
(c)    Severance Benefits.
(i)    If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive the benefits which the Executive has accrued or earned or which have become payable under the Plans as of the Termination Date, but which have not yet been paid to the Executive. Payment of any such benefits shall be made in accordance with the terms of such Plans.
(ii)    If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, and if the Executive is eligible for and timely elects continuation coverage pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, Section 4980B of the Code or similar state continuation coverage law (together, “COBRA”) under any insured or self-insured medical, dental or vision plan maintained by the Company (other than any health and/or dependent care flexible spending account plan or employee assistance plan), then, for a period of eighteen (18) months following the Termination Date, or until the Executive is no longer eligible for COBRA coverage under the particular plan, the Company will reimburse the Executive, on a taxable basis, for the cost of such COBRA coverage less the amount that the Executive would be required to contribute toward health coverage if he had remained an active employee of the Company. Such reimbursement payments will commence on the first payroll date of the month following the Termination Date and will be paid on the first payroll date of each subsequent month. The Executive shall not be entitled to reimbursement for the cost of any COBRA coverage elected separately by his current or former spouse or dependent child. Notwithstanding the foregoing, if any such plan is fully insured, any such reimbursement requirement shall apply to the extent permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Health Care Law”).
Any portion of the continued or replacement welfare benefits coverage provided for under this Section 3.3(c)(ii) which constitutes deferred compensation subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year (except with respect to annual, lifetime or similar limits under arrangements providing for the reimbursement of medical expenses under Section 105(b) of the Code); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)            Rights Under Plans. If the Executive’s employment is terminated pursuant to Paragraphs (a), (b), (e), or (f) in Section 3.1 hereof, then, subject to the provisions of Section 3.5, the Executive shall be entitled to the following rights with respect to any stock options, stock appreciation rights, restricted stock grants, restricted stock units, cash incentive units, or stock bonuses theretofore granted by the Company or the Company’s Parent to the Executive under any Plan, whether or not provided for in any agreement with the Company or the Company’s Parent; (i) all unvested stock options, stock appreciation rights, restricted stock grants, restricted stock units, cash incentive units, or stock bonuses, shall be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or the Company’s Parent or any Plan; (ii) to the extent that any such stock options or stock appreciation rights shall require by their terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earliest of (A) the fifth anniversary of the Termination Date and (B) the original expiration date had the Executive’s employment not so terminated; provided, however, that no such extension of the period in which an incentive stock option, within the meaning of Section 422(b) of the Code, may be exercised shall occur without the consent of the Executive if such extension would result in such incentive stock option failing to continue to qualify for the federal income tax treatment afforded incentive stock options under Section 421 of the Code; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, restricted stock units, or stock bonuses, shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(e)           No Double Dipping.
(i)            The severance payments and severance benefits the Executive may be entitled to receive pursuant to this Section 3.3 shall be in lieu of any of the payments and benefits the Executive may be entitled to receive pursuant to any other agreement, plan or arrangement providing for the payment of severance payments or benefits.
(ii)           The Executive expressly disclaims any interest he may have in the Selective Insurance Company of America Severance Plan.
3.4          Rights and Remedies on Termination After Change in Control. The Executive will be entitled to receive the severance payments and severance benefits specified below in the event there shall occur a termination of the Executive’s employment pursuant to Paragraph (e) or (g) of Section 3.1 hereof within two (2) years following the occurrence of a Change in Control. The severance payments and benefits the Executive may be entitled to receive pursuant to this

Section 3.4 shall be in lieu of, and not in addition to, any of the payments and benefits the Executive may be entitled to receive pursuant to Section 3.3 hereof.
(a)          Severance Payments. The Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (i) 1.5; and the sum of the Executive’s Salary in effect as of the Termination Date plus the Executive’s average ACIP (if any) for the three (or fewer) calendar years prior to the calendar year in which the Termination Date occurs.
Notwithstanding the foregoing, the Executive shall not be entitled to any ACIP for the year in which the Termination Date occurs.
Such payment shall be made, subject to Section 3.6, on the sixtieth (60th) business day following the Termination Date. provided that the Executive has executed and delivered a Release pursuant to Section 3.5 hereof and such Release has become effective and irrevocable; and further provided that, if and to the extent any portion of the payments under this Section 3.4 constitutes deferred compensation subject to Section 409A, then, unless the Change in Control qualifies as a change in the ownership of the Company’s Parent, a change in effective control of the Company’s Parent, or a change in the ownership of a substantial portion of the assets of the Company’s Parent, as described in Treasury Regulations Section 1.409A-3(i)(5), such portion of the payments shall be paid at the times specified in Section 3.3(b)(iii) of this Agreement for payment of such portion.
(b)          Severance Benefits. If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, and if the Executive is eligible for and timely elects continuation coverage pursuant to COBRA under any insured or self-insured medical, dental, or vision plan maintained by the Company (other than any health and/or dependent care flexible spending account plan or employee assistance plan), then the Company, for a period of eighteen (18) months following the Termination Date, or until the Executive is no longer eligible for COBRA coverage under the particular plan will reimburse the Executive, on a taxable basis, for the cost of such COBRA coverage less the amount that the Executive would be required to contribute toward health coverage if he had remained an active employee of the Company. Such reimbursement payments will commence on the first payroll date of the month following the Termination Date and will be paid on the first payroll date of each subsequent month. The Executive shall not be entitled to reimbursement for the cost of any COBRA coverage elected separately by his current or former spouse or dependent child. Notwithstanding the foregoing, if any such plan is fully insured, any such reimbursement requirement shall apply to the extent permitted by the Health Care Law.
(c)          Rights Under Plans. Subject to the provisions of Section 3.5, the Executive shall be entitled to the following rights with respect to any stock options, stock appreciation rights, restricted stock grants, restricted stock units, cash incentive units, or stock bonuses theretofore granted by the Company or the Company’s Parent to the Executive under any Plan, whether or not provided for in any agreement with the Company or the Company’s Parent (i) all unvested stock options, stock appreciation rights, restricted stock grants, restricted stock units, cash incentive units, or stock bonuses, shall be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or the Company’s Parent or any Plan; (ii) to the extent that any such stock options or stock appreciation rights shall require by their terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earliest of (A) the fifth (5th) anniversary of the Termination Date and (B) the original expiration date had the Executive’s employment not so terminated; provided, however, that no such extension of the period in which an incentive stock option, within the meaning of Section 422(b) of the Code, may be exercised shall occur without the consent of the Executive if such extension would result in such incentive stock option failing to continue to qualify for the federal income tax treatment afforded incentive stock options under Section 421 of the Code; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, restricted stock units, or stock bonuses shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(d)          Rabbi Trust. The Company shall maintain a trust intended to be a grantor trust within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Code (the “Rabbi Trust”). Coincident with the occurrence of a Change in Control, the Company shall promptly deliver to a bank as trustee of the Rabbi Trust (the “Trustee”), an amount of cash or certificates of deposit, treasury bills or irrevocable letters of credit adequate to fully fund the payment obligations of the Company under this Section 3.4. The Company and Trustee shall enter into a trust agreement that shall provide that barring the insolvency of the Company, amounts payable to the Executive under this Section 3.4 (subject to Section 3.6) shall be paid by the Trustee to the Executive ten (10) days after written demand therefore by the Executive to the Trustee, with a copy to the Company, certifying that such amounts are due and payable under this Section 3.4 because the Executive’s employment has been terminated pursuant to Paragraph (e) or (g) in Section 3.1 hereof at a time which is within two (2) years following the occurrence of a Change in Control (a “Triggering Event”). Such trust agreement shall also provide that if the Company shall, prior to payment by the Trustee, object in writing to the Trustee, with a copy to the Executive, as to the payment of any amounts demanded by the Executive under this Section 3.4, certifying that such amounts are not due and payable to the Executive because a Triggering Event has not occurred, such dispute shall be resolved by binding arbitration as set forth in Section 5.8 hereof.
3.5          Conditions to Severance Payments and Benefits.
(a)         The Executive’s right to receive the severance payments and benefits pursuant to Sections 3.3 and 3.4 hereof, is expressly conditioned upon (a) receipt by the Company of a written release (a “Release”) executed by the Executive in the form of Exhibit A hereto, on or before the fiftieth (50th) day following the Termination Date and the expiration of the revocation period described therein without such Release having been revoked, and (b) the compliance by the Executive with the covenants, terms or provisions of Sections 4.1, 4.2 and 4.3 hereof (the “Restrictive Covenants”). If the Executive shall fail to deliver a Release in accordance with the terms of this Section 3.5 or shall breach any of the Restrictive Covenants, the Company’s obligation to make the severance payments and to provide the severance benefits pursuant to Sections 3.3 and 3.4 hereof shall immediately and irrevocably terminate.
(b)    Except where the Executive’s employment is terminated pursuant to Section 3.1(a) or (b), any stock-based or cash incentive unit awards of the Executive that are subject to performance-based vesting conditions shall, upon accelerated vesting pursuant to Section 3.3(d), vest only as to any service-based vesting requirement, shall remain subject to the achievement of the applicable performance criteria as determined at the end of the applicable performance period in the same manner as for other holders of such awards, and shall be settled at the same time as such awards are settled for such other holders. Upon accelerated vesting pursuant to Section 3.4(c), any such awards shall vest based on target performance measured as of the date of the Change in Control.
3.6          Section 409A Tax. Notwithstanding anything herein to the contrary, to the extent any payment or provision of benefits under this Agreement upon the Executive’s “separation from service” is subject to Section 409A of the Code, no such payment shall be made, and the Executive shall be responsible for the full cost of such benefits, for six (6) months following the Executive's "separation from service" if the Executive is a "specified employee" of the Company on the date of such separation from service. On the expiration of such six (6) month period, any payments delayed, and an amount sufficient to reimburse the Executive for the cost of benefits met by the Executive, during such period shall be aggregated (the “Make-Up Amount”) and paid in full to the Executive, and any succeeding payments and benefits shall continue as scheduled hereunder. The Company shall credit the Make-Up Amount with interest at no less than the interest rate it pays for short-term borrowed funds, such interest to accrue from the date on which payments would have been made, or benefits would have been provided, by the Company to the Executive absent the six-month delay. The terms "separation from service" and "specified employee" shall have the meanings set forth under Section 409A and the regulations and rulings issued thereunder. Furthermore, the Company shall not be required to make, and the Executive shall not be required to receive, any severance or other payment or benefit under Sections 3.3 or 3.4 hereof if the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to the Executive arising under Section 409A of the Code (a “Section 409A Tax”). For purposes of Section 409A, any right to a series of installment payments or provision of benefits in installments under Sections 3.3 and 3.4 of this Agreement shall be treated as a right to a series of separate payments. For purposes of and if and to the extent necessary to comply with Section 409A, any reference in this Agreement to the Executive’s “termination of employment” or words of similar import shall mean the Executive’s “separation from service” from the Company, and the Executive’s Termination Date shall mean the date of his “separation from service” from the Company.
SECTION 4.    Restrictive Covenants.
4.1.    Confidentiality. The Executive agrees that he will not, either during the Term or at any time after the expiration or termination of the Term, disclose to any other Person any confidential or proprietary information of the Company, the Company’s Parent, or their subsidiaries, except for (a) disclosures to directors, officers, key employees, independent accountants and counsel of the Company, the Company’s Parent and their subsidiaries as may be necessary or appropriate in the performance of the Executive’s duties hereunder, (b) disclosures which do not have a material adverse effect on the business or operations of the Company, the Company’s Parent and their subsidiaries, taken as a whole, (c) disclosures which the Executive is required to make by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (d) disclosures with respect to any other litigation, arbitration or mediation involving this Agreement, and (e) disclosures of any such confidential or proprietary information that is, at the time of such disclosure, generally known to and available for use by the public otherwise than by the Executive’s wrongful act or omission. The Executive agrees not to take with him upon leaving the employ of the Company any electronic file, document or paper relating to any confidential information or trade secret of the Company, the Company’s Parent and their subsidiaries, except that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including but limited to, photographs, correspondence, personal diaries, calendars, electronic contact information files and Rolodexes (so long as such electronic contact information files and Rolodexes do not contain the Company’s only copy of business contact information), personal files and phone books, (ii) information showing his compensation or relating to his reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits or restricts the Executive from (A) filing a charge or complaint with, communicating with, providing information to, or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, any state insurance regulator, or any other federal, state or local governmental regulatory or law enforcement authority, in each case without notice to or consent of the Company, or (B) receiving an award for information provided to any governmental authority. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
4.2.    Non-Solicitation of Employees. The Executive agrees that, except in the course of performing his duties hereunder, he will not, either during the Term and for a period of two (2) years after the expiration or termination of the Term, directly or indirectly, solicit or induce or attempt to solicit or induce or cause any of the employees of the Company, the Company’s Parent or their subsidiaries to leave the employ of the Company, the Company’s Parent or any of their subsidiaries.
4.3.    Intellectual Property & Company Creations.
(a)          Definitions. Included Activity means  at the relevant time of determination, any activity conducted by, for or under the Company’s direction, whether or not conducted at the Company’s facilities, during working hours or using the Company’s resources, or which relates directly or indirectly to (i) the Company’s business as then operated or under consideration or development or (ii) any method, program, computer software, apparatus, design, plan, model, specification, formulation, technique, product, process (including, without limitation, any business processes and any operational processes) or device, then purchased, sold, leased, used or under consideration or development by the Company. Development means any idea, discovery, improvement, invention (including without limitation any discovery of new technology and any improvement to existing technology), Confidential Information, know-how, innovation, writing, work of authorship, compilation and other development or improvement, whether or not patented or patentable, copyrightable, or reduced to practice or writing. Company Creation means any Development that arises out of any Included Activity.
(b)    Assignment. Executive hereby sells, transfers, and assigns to (and the following shall be the exclusive property of) the Company, or its designee(s), the entire right, title and interest of Executive in and to all Company Creations made, discovered, invented, authored, created, developed, originated or conceived by Executive, solely or jointly, (i) during the term of Executive’s employment with the Company or (ii) on or before the first anniversary of the date of termination of Executive’s employment with the Company. Executive acknowledges that all copyrightable materials developed or produced by Executive within the scope of Executive's employment by the Company constitute works made for hire, as that term is defined in the United States Copyright Act 17 U.S.C. § 101. Executive shall bear the burden to prove that any Development did not arise out of an Included Activity.
(c)          Disclosure & Cooperation. Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations, and Executive shall execute and deliver to the Company or its designee(s) such formal transfers and assignments and such other papers and documents and shall give such testimony as may be deemed necessary or required of Executive by the Company or its designee to develop, preserve or extend the Company's rights relating to any Company Creations and to permit the Company or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof. Executive hereby appoints the Company as Executive's attorney-in-fact to execute on Executive's behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Company Creations.
(d)          Exclusion. If any Company Creation fully qualifies under any applicable state or federal law that (i) restricts the enforcement of the provisions of Sections 4.3(b) or 4.3(c) by the Company against any Company employee and (ii) prohibits the waiver of such employee rights by contract, then as to such qualifying Company Creations, the provisions of Sections 4.3(b) and 4.3(c) shall only apply to the extent, if any, not prohibited by such law.
SECTION 5.    Miscellaneous Provisions.
5.1.        No Mitigation; Offsets. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by the Executive from employment or otherwise shall in any way reduce or offset any payments due to the Executive hereunder. Assuming a payment or otherwise is due Executive under this Agreement, the Company may offset against any amount due Executive under this Agreement only those amounts due Company in respect of any undisputed, liquidated obligation of Executive to the Company.
5.2.         Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of New Jersey without regard to principles of conflicts of law.
5.3.         Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company, the Company’s Parent, or their subsidiaries as a result of a breach of the provisions of Sections 4.1, 4.2, and 4.3 hereof would be irreparable and that an award of monetary damages to the Company, the Company’s Parent, or their subsidiaries for such a breach would be an inadequate remedy. Consequently, the Company, the Company’s

Parent, or their subsidiaries will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company, the Company’s Parent, or their subsidiaries will not be obligated to post a bond or other security in seeking such relief. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of New Jersey for the purpose of injunctive relief.
5.4.        Representations and Warranties by Executive. The Executive represents and warrants to the best of his knowledge that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator or governmental agency applicable to the Executive or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.
Without limiting the foregoing, the Executive represents that he has provided the Company with true and complete copies of all agreements containing restrictive covenants, notice-of-resignation, garden leave, or similar obligations by which he is bound in favor of his current or any former employer or its affiliates, including Ryan Specialty Holdings, Inc., Velocity Risk Underwriters, LLC and their respective affiliates (collectively, the “Prior Employer Covenants”). The Executive agrees that he will (i) comply with the Prior Employer Covenants, including any required period of notice of resignation, and will not commence employment with the Company before the date on which he is permitted to do so under the Prior Employer Covenants; (ii) not use or disclose in the performance of his duties any confidential or proprietary information or trade secrets of any prior employer, or bring any such information onto the premises or systems of the Company or its affiliates; and (iii) not, directly or indirectly, solicit any employee, customer, capital provider, or other business relation of any prior employer in violation of the Prior Employer Covenants. The Company does not seek or desire the Executive to use any such information or to take any action in violation of the Prior Employer Covenants, and the Executive’s duties hereunder shall be performed in a manner consistent with them.
5.5.        Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
5.6.        Assignment. No right or benefit under this Agreement shall be assigned, transferred, pledged or encumbered (a) by the Executive except by a beneficiary designation made under the terms of this Agreement and in a manner approved by the Company for such designation, and (b) by the Company except that the Company may assign this Agreement and all of its rights hereunder to any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; provided that such Person shall, by agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement for the remainder of the Term in the same manner and to the same extent that the Company would be required to perform it if no such merger, consolidation or sale had taken place. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company, the Company’s Parent and each of their successors and assigns, and the Executive, his heirs, legal representatives and any Beneficiary or Beneficiaries designated hereunder.
5.7.        Entire Agreement; Amendments. This Agreement contains the entire agreement between the Company (and the Company’s Parent) and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Company (and the Company’s Parent) and Executive with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
5.8.         Arbitration. Any dispute which may arise between the Executive and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration by three (3) arbitrators in Newark, New Jersey, under the expedited rules of the American Arbitration Association then obtaining. One such arbitrator shall be selected by each of the Company and the Executive, and the two arbitrators selected shall select the third arbitrator. Selection of all three arbitrators shall be made within thirty (30) days after the date the dispute arose. The written decision of the arbitrators shall be rendered within ninety (90) days after selection of the third arbitrator. The decision of the arbitrators shall be final and binding on the Company and the Executive and may be entered by either party in any New Jersey federal or state court having jurisdiction.
5.9.        Severability. In the case that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
5.10.      Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile, PDF or other electronic signature, each of which shall be deemed an original.
5.11.      Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.
5.12.      Notices. (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

If to the Company, to:

Selective Insurance Company of America 40 Wantage Avenue Branchville, New Jersey 07890 Attn: General Counsel

If to the Executive, to:

[Address Intentionally Omitted]

(b)          All notices and other communications required or permitted under this Agreement which are addressed as provided in Paragraph (a) of this Section 5.12, (i) if delivered personally against proper receipt shall be effective upon delivery, (ii) if sent by facsimile transmission (with evidence supplied by the sender of the facsimile’s receipt at a facsimile number designated for receipt by the other party hereunder, which other party shall be obligated to provide such a facsimile number) shall be effective upon dispatch, and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by FedEx or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses and/or facsimile numbers for the purpose of notices to that party by a similar notice specifying a new address and/or facsimile number, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 5.12.
5.13.       Withholding. All amounts payable by the Company to the Executive hereunder (including, but not limited to, the Salary or any amounts payable pursuant to Sections 3.3 and/or 3.4 hereof) shall be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.
IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

SELECTIVE INSURANCE COMPANY OF AMERICA By:_/s/ Sheri Burns___________________________________________ Name: Sheri Burns Its: Executive Vice President and Chief Human Resources Officer
EXECUTIVE /s/ Jacob E. Rothfuss___________________________________ Jacob E. Rothfuss

EXHIBIT A
FORM OF RELEASE
Reference is hereby made to the Employment Agreement, dated as of [●], 2026 (the “Employment Agreement”), by and between Jacob E. Rothfuss (the “Executive”) and Selective Insurance Company of America, a New Jersey corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
Pursuant to the terms of the Employment Agreement and in consideration of the payments to be made to the Executive by the Company, which Executive acknowledges are in excess of what Executive would otherwise be entitled to receive, the Executive hereby releases and forever discharges and holds the Company, the Company’s Parent and their subsidiaries (collectively, the “Company Parties” and each a “Company Party”), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, successors and assigns and insurers of each Company Party, and any legal and personal representatives of each of the foregoing, harmless from all claims or suits, of any nature whatsoever (whether known or unknown), past, present or future, including those arising from the law, being directly or indirectly related to the Executive’s employment by or the termination of such employment by any Company Party, including, without limiting the foregoing, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay for the Executive’s service as an officer or director to any Company Party through the date hereof. The Executive also hereby agrees not to file a lawsuit asserting any such claims. This release (this “Release”) includes, but is not limited to, claims growing out of any legal restriction on any Company Party’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of New Jersey against discrimination, or any other federal or state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion, national origin, and sexual orientation, or any other federal, state or local employment law, regulation or other requirement) which arose before the date this Release is signed, excepting only claims in the nature of workers’ compensation, claims for vested benefits, and claims to enforce this agreement. The Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with counsel before executing it, that he may take up to [twenty-one (21)]1 [forty-five (45)]2 days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of
1 Delete brackets and use text enclosed therewith if 45 days is not otherwise required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is so required, delete bracketed text in its entirety.

2 Delete brackets and use text enclosed therewith if 45 days is required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is not so required, delete bracketed text in its entirety.

revocation to the Company at its offices within seven (7) days after executing it. If the Executive executes this Release and does not subsequently revoke the Release within seven (7) days after executing it, then this Release shall take effect as a legally binding agreement between the Executive and the Company.
If the Executive does not deliver to the Company an original signed copy of this Release by [insert date], or if the Executive signs and revokes this Release within seven (7) days as set forth above, the Company will assume that the Executive rejects the Release and Executive will not receive the payments referred to herein.
The Executive acknowledges that there is a risk that after signing this Release, he may discover losses or claims that are released under this Release but that are presently unknown to him. The Executive assumes this risk and understands that this Release shall apply to any such losses and claims.
The Executive understands that this Release includes a full and final release covering all known and unknown injuries, debts, claims, or damages which have arisen or may have arisen from the Executive’s employment by or the termination of such employment by any Company Party. The Executive acknowledges that by accepting the benefits and payments set forth in the Employment Agreement, he assumes and waives the risks that the facts and the law may be other than as he believes.
Notwithstanding the foregoing, this Release does not release, and the Executive continues to be entitled to, (i) any rights to exculpation or indemnification that the Executive has under contract or law with respect to his service as an officer or director of any Company Party and (ii) receive the payments to be made to him by the Company pursuant to Section 3.3 and/or 3.4 of the Employment Agreement (including any plan, agreement or other arrangement that is referenced in or the subject of the applicable Section), subject to the conditions set forth in Section 3.5 of the Employment Agreement, (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and any Company Party are jointly liable, and (iv) any claim in respect of any insurance policy with any Company Party entered into outside of the employment relationship. Nothing in this Release (A) waives any right that cannot be waived as a matter of law, (B) prohibits the Executive from filing a charge with, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other governmental agency, although the Executive waives any right to recover monetary relief from any Company Party in connection with any such charge, or (C) restricts the Executive from communicating with the Securities and Exchange Commission or any other governmental authority or from receiving an award for information provided to any governmental authority.
This Release constitutes the release referenced in Section 3.5 of the Employment Agreement.
The undersigned Executive, having had the time to reflect, freely accepts and agrees to the above Release. The Executive acknowledges and agrees that no Company Party representative has made any representation to or agreement with the Executive relating to this Release which is not contained in the express terms of this Release. The Executive acknowledges and agrees that the execution and delivery of this Release is based upon the Executive’s independent review of this Release, and the Executive hereby expressly waives any and all claims or defenses by the Executive against the enforcement of this Release which are based upon allegations or representations, projections, estimates, understandings or agreements by any Company Party or any of their representatives or any assumptions by the Executive that are not contained in the express terms of this Release.

Jacob E. Rothfuss	Date: _________________

STATE OF_________________:

COUNTY OF ______________:
On this _____ day of _______________, 202_, before me, the undersigned officer, personally appeared _________________, personally known to me (or satisfactorily proven to be the same person whose name is subscribed in the foregoing instrument), who acknowledged that he executed the foregoing instrument for the purposes therein contained as his free act and deed.

In witness whereof, I hereunto set my hand.

________________________________________
Notary Public
My Commission Expires:

Attachment to Form of Release

[Attach disclosures required by the Older Workers Benefit Protection Act, if required]